Exhibit 99.1

Assure Holdings Corp. Announces Business Combination with Danam Health, Inc.

Danam Health, Inc., a private pharmaceutical and healthcare services company, to merge with Assure Holdings Corp. in an all-stock transaction

DENVER, February 12, 2024 /Globe Newswire/ -- Assure Holdings Corp. (“Assure”) (Nasdaq: IONM) today announced that it has entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Danam Health, Inc. (“Danam”) under which Danam will merge with a newly-formed, wholly-owned subsidiary of Assure in a stock-for-stock transaction (the “Merger”) in which Danam will survive as a wholly-owned subsidiary of Assure. Assure will change its name to “Danam Health Holdings Corp.” and the combined company is intended to continue as a Nasdaq-listed company.

If completed, the Merger will result in a combined company that will focus on pharmaceutical and healthcare services that will advance Danam’s micro health ecosystem, and is anticipated to include a portfolio of companies with pharmacy, wholesale operations and a technology division with a novel platform for hub and clinical services.

Danam is focused on improving the lives of patients while delivering unique solutions for pharmacies, providers, pharmaceutical manufacturers, and payors. With the successful integration of its patient-centric approach and innovative healthcare applications, Danam intends to shift the dynamic of care to revolve around the patient for a wide range of therapeutic conditions. Danam offers a full spectrum of integrated solutions by leveraging the synergies of its business segments to address access, care coordination, dispensing, delivery, and clinical management of pharmaceutical products ranging from “specialty-lite” to general maintenance conditions.

“We are very excited about the merger and believe the new combined company will provide the vehicle for our future expansion”, stated Suren Ajjarapu, Chairman of Danam Health. “Our mission at Danam is to empower our network of pharmacy partners and patients by providing cost savings on pharmaceutical products, automating patient centric services and overcoming inefficiencies that prevent optimal patient care. We are committed to providing manufacturers, physicians, patients and other healthcare stakeholders with technology geared to support their initiatives to attain better health outcomes.”

About the Proposed Merger:

The Merger is structured as a stock for stock exchange whereby all of the outstanding equity securities of Danam are to be exchanged for shares of Assure common stock. Upon completion of the proposed Merger, on a pro forma basis and based upon the number of Assure shares to be issued in the proposed Merger, current Danam stockholders are expected to own approximately 90% of the combined company and current Assure stockholders are expected to own approximately 10% of the combined company, in each case subject to certain adjustments in the Merger Agreement, and resulting in a combined publicly traded company valued in the Merger Agreement at approximately $150 million on a fully diluted basis.

The boards of directors of both companies have unanimously approved the Merger Agreement. The Merger is expected to close in the second quarter of 2024, subject to satisfying certain closing conditions, including the completion of certain acquisitions by Danam, a sale of assets by Assure, the receipt of shareholder approval by both companies and approval for listing of the combined company on Nasdaq.

Upon closing of the proposed merger, Suren Ajjarapu will serve as Chairman of the combined company. The Merger Agreement provides that the Board of Directors of the combined company will comprise of five members designated by Danam.

Advisors

Joseph Gunnar & Co., LLC is serving as the exclusive financial advisor to Assure and Danam in connection with the Merger. Dorsey & Whitney LLP is serving as legal counsel for Assure and Dykema Gossett PLLC is serving as legal counsel for Danam.

About Danam

Danam Health is a dedicated platform fostering holistic wellness. Through a blend of cutting-edge technology and compassionate care, we offer personalized solutions for mental, physical, and emotional health. Danam’s experts curate innovative approaches to empower individuals on their unique wellness journeys. With a focus on integrative health, Danam aims to nurture comprehensive well-being, guiding our community towards a balanced, thriving life. For more information, visit Danam’s website at www.danamhealth.com.

About Assure

Assure Holdings Corp. is a best-in-class provider of outsourced intraoperative neuromonitoring and remote neurology services. Assure delivers a turnkey suite of clinical and operational services to support surgeons and medical facilities during invasive procedures that place the nervous system at risk including neurosurgery, spine, cardiovascular, orthopedic and ear, nose, and throat surgeries. Assure employs highly trained technologists that provide a direct point of contact in the operating room. Physicians employed through Assure subsidiaries simultaneously monitor the functional integrity of patients’ neural structures throughout the procedure communicating in real-time with the surgeon and technologist. Accredited by The Joint Commission, Assure’s mission is to provide exceptional surgical care and a positive patient experience. For more information, visit Assure’s website at www.assureneuromonitoring.com.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material with respect to the proposed transactions between Assuer and Danam. In connection with the proposed transaction, Assure intends to file relevant materials with the United States Securities and Exchange Commission, or the SEC, including a registration statement on Form S-4 that will contain a prospectus and a proxy statement. Assure will mail the proxy statement/prospectus to the Assure and Danam stockholders, and the securities may not be sold or exchanged until the registration statement becomes effective.

Investors and securityholders of Assure and Danam are urged to read these materials when they become available because they will contain important information about Assure, Danam and the proposed transactions. This communication is not a substitute for the registration statement, definitive proxy statement/prospectus or any other documents that Assure may file with the SEC or send to securityholders in connection with the proposed transactions. Investors and securityholders may obtain free copies of the documents filed with the SEC, once available, on Assure’s website at www.assureneuromonitoring.com, on the SEC’s website at www.sec.gov or by directing a request to Assure at 7887 E. Belleview Ave., Suite 240, Denver, Colorado, USA 80111, Attention: John Farlinger, Chief Executive Officer; or by email at ir@assureiom.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Each of Assure and Danam and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Assure in connection with the proposed transaction. Information about the executive officers and directors of Assure are set forth in Assure’s Definitive Proxy Statement on Schedule 14A relating to the 2023 Annual Meeting of Stockholders of Assure, filed with the SEC on December 5, 2023. Other information regarding the interests of such individuals, who may be deemed to be participants in the solicitation of proxies for the stockholders of Assure will be set forth in the proxy statement/prospectus, which will be included in Assure’s registration statement on Form S-4 when it is filed with the SEC. You may obtain free copies of these documents as described above.

Cautionary Statements Regarding Forward-Looking Statements

This press release contains forward-looking statements based upon the current expectations of Assure and Danam. Forward-looking statements involve risks and uncertainties and include, but are not limited to, statements about the structure, timing and completion of the proposed transactions; the listing of the combined company on Nasdaq after the closing of the proposed merger; expectations regarding the ownership structure of the combined company after the closing of the proposed merger; the expected executive officers and directors of the combined company; the expected cash position of each of Assure and Danam and the combined company at the closing of the proposed merger; the future operations of the combined company; and other statements that are not historical fact. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: (i) the risk that the conditions to the closing of the proposed transaction are not satisfied, including the failure to timely obtain stockholder approval for the transaction, if at all; (ii) uncertainties as to the timing of the consummation of the proposed transaction and the ability of each of Assure and Danam to consummate the proposed merger, as applicable; (iii) risks related to Assure’s ability to manage its operating expenses and its expenses associated with the proposed transactions pending closing; (iv) risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the proposed transactions; (v) the risk that as a result of adjustments to the exchange ratio, Assure stockholders and Danam stockholders could own more or less of the combined company than is currently anticipated; (vi) risks related to the market price of Assure’s common stock; (vii) unexpected costs, charges or expenses resulting from either or both of the proposed transaction; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transactions; (ix) risks related to the inability of the combined company to obtain sufficient additional capital to continue to advance its business plan; and (x) risks associated with the possible failure to realize certain anticipated benefits of the proposed transactions, including with respect to future financial and operating results. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section titled “Risk Factors” in Assure’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the SEC, and in other filings that Assure makes and will make with the SEC in connection with the proposed transaction, including the proxy statement/prospectus described under “Additional Information and Where to Find It.” You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. Except as required by law, Assure expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contacts:

Assure

Brett Maas, Managing Principal

Hayden IR

ionm@haydenir.com

(646) 536-7331

Danam

Danam Health Communications
Corporate: 844-251-4691
Email: investorrelations@danamhealth.com